SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Huttig Building Products, Inc.

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555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

March 11, 2011

Dear Huttig Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Huttig Building Products, Inc., to be held at 2:30 p.m., local time, on Monday, April 18, 2011 at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2010 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

Jon P. Vrabely
President and Chief Executive Officer

Huttig Building Products, Inc.
555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 18, 2011

March 11, 2011

Huttig Building Products, Inc. will hold its 2011 Annual Meeting of Stockholders on Monday, April 18, 2011 at 2:30 p.m., local time, at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut for the following purposes:

1. To elect three directors to serve terms expiring in 2014;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

3. To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

The Board of Directors has fixed February 18, 2011 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for ten days prior to the meeting at our executive offices at 555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy card in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy.

By Order of the Board of Directors,

Philip W. Keipp
Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 18, 2011
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 18, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 18, 2011
ITEM 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT
PRINCIPAL STOCKHOLDERS OF THE COMPANY
REPORT ON EXECUTIVE COMPENSATION BY THE MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE OF THE COMPANY
EXECUTIVE COMPENSATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES
ITEM 2 -- RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011
MISCELLANEOUS

HUTTIG BUILDING PRODUCTS, INC.
555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 18, 2011

The Board of Directors of Huttig Building Products, Inc. (“Huttig” or the “Company”) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut on Monday, April 18, 2011, at 2:30 p.m., local time, and at any adjournments or postponements thereof. Shares represented by the enclosed proxy, when it is properly executed and returned prior to the meeting and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated on a proxy that is properly executed and returned prior to the meeting and not revoked, the shares represented by the proxy will be voted FOR each nominee for election as a director and FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy.

The first date on which this Proxy Statement and the enclosed proxy card are being sent to the Company’s stockholders entitled to notice of and to vote at the Annual Meeting is on or about March 11, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 18, 2011

This proxy statement and the 2010 Annual Report to Stockholders are available at www.edocumentview.com/HBP.

How to Vote

Stockholders may vote by marking their proxy, dating and signing it and returning it to the Corporate Secretary in the enclosed envelope. As an alternative to using the written form of proxy, stockholders may also vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes.

How to Revoke a Vote

Stockholders may revoke proxies at any time prior to the voting of the proxy by providing written notice to the Company, by submitting a new later-dated proxy via the Internet, by telephone or by mail, or by voting in person at the meeting.

Special Voting Rules for Participants in Huttig’s 401(k) Plan

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan (the “401(k) Plan”), you will receive one proxy with respect to all of your shares of Huttig stock registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have accounts. Shares of Huttig common stock held in the 401(k) Plan will be voted by The Prudential Investment Company of America, as trustee of the 401(k) Plan, as directed by Plan participants.

Participants in the 401(k) Plan should indicate their voting instructions for each action to be taken under the Huttig proxy. All voting instructions from the 401(k) Plan participants will be kept confidential. If a participant fails to vote, the Huttig shares allocated to such participant will be voted in accordance with the pro rata vote of the participants in the 401(k) Plan who did provide instructions.

Outstanding Shares and Required Votes

As of the close of business on February 18, 2011, the record date for determining stockholders entitled to vote at the annual meeting, the Company had issued and outstanding 23,648,177 shares of common stock, par value $0.01 per share. Each share of common stock is entitled to one vote on each matter to be voted on at the meeting. The presence in person or by proxy at the meeting of stockholders entitled to cast at least a majority of the votes that all holders of shares of common stock are entitled to cast will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the meeting. A broker non-vote occurs with respect to a particular matter when a broker returns a proxy card but does not vote on the matter because the broker does not have the discretionary authority to do so in the absence of voting instructions from the beneficial owner. Brokers have discretionary authority to vote on ratification of the appointment of KPMG LLP; however, brokers do not have discretionary authority to vote on the election of directors if the broker does not receive voting instructions from you. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Directors will be elected by a plurality of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in favor of a director nominee or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. Abstentions and broker non-votes will not affect the outcome of the election of directors.

A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted in favor of the ratification of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2011 in order for that proposal to be approved. Abstentions will have the practical effect of voting against this proposal, and broker non-votes will not affect the outcome of the voting on this proposal.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company is currently comprised of eight members divided into three classes with each director elected to serve for a three-year term. At the 2011 annual meeting, three directors will be elected to hold office until the 2014 annual meeting. If it is properly voted prior to the meeting, and not revoked, the enclosed proxy will be voted for the election of R. S. Evans, J. Keith Matheney and Steven A. Wise, unless a stockholder indicates that a vote should be withheld with respect to one or more of such nominees. The election of all nominees has been recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such replacement nominee, if any, as may be recommended by the Board of Directors.

The Board unanimously recommends a vote “FOR” the election of Messrs. Evans, Matheney and Wise as directors for terms expiring in 2014.

Please review the following information regarding Messrs. Evans, Matheney and Wise and the other directors continuing in office.

Director Nominees for Election at the 2011 Annual Meeting

R. S. EVANS
Age 66. Director since 1972. Chairman of the Board of Directors of the Company. Chairman of Crane Co. (diversified manufacturer of engineered industrial products) since 1984. Chief Executive Officer of Crane Co. from 1984 through 2001. Currently also a director of Crane Co. and HBD Industries, Inc. Mr. Evans’ qualifications to serve on the Board include his experience as the chief executive officer of a large public company, an in-depth understanding of the Company and its industry from over 35 years of service on the Board, and other public company board experience, including over 25 years of service as chairman of the board of a large public company.

J. KEITH MATHENEY
Age 62. Director since 2004. Managing member of Matheney and Matheney, CPAs PLLC (accounting and tax consulting) since 2004. Executive Vice President of Louisiana Pacific Corporation (manufacturer of forest products) from 2002 to 2003 and Vice President from 1997 to 2002. Formerly a director of Pope & Talbot, Inc. Mr. Matheney’s qualifications to serve on the Board include his executive experience in a large public company in the building products industry, his financial expertise and his experience on another public company board, including audit committee experience.

STEVEN A. WISE
Age 50. Director since 2005. Western Region President for CEMEX S.A.B. de C.V.’s (cement and building materials producer) U.S. operations since 2008. Pacific Regional President for CEMEX’s U.S. operations from 2007 to 2008. Executive Vice President, Ready-Mix and Aggregates for CEMEX’s U.S. operations from 2003 to 2007. Mr. Wise’s qualifications to serve on the Board include his years of executive experience in a large public company in the building products industry.

Continuing Directors:

Directors Whose Terms Expire in 2012

DONALD L. GLASS
Age 62. Director since 2004. Retired. President and Chief Executive Officer of The Timber Company (timber producer) from 1997 to 2001. Executive Vice President of Georgia-Pacific Corporation (building products manufacturer) from 1996 to 2001. Mr. Glass’s qualifications to serve on the Board include his executive experience in a large public company in the building products industry, including his experience as the chief executive officer of one of its operating units.

DELBERT H. TANNER
Age 59. Director since 2001. Chief Executive Officer of Anderson Group, Inc. (manufacturer of welding equipment and industrial fans) from 2005 to June 2007. President and Chief Executive Officer of RMC Industries Corporation (ready-mix concrete and building materials producer) from 2002 to 2005. Chief Operating Officer and Executive Vice President in 2002 and Senior Vice President from 1998 to 2002 of RMC Industries Corporation. Mr. Tanner’s qualifications to serve on the Board include his experience as the chief executive officer of a multi-national equipment manufacturer and his experience as the chief executive officer of large cement and buildings material producer.

Directors Whose Terms Expire in 2013

E. THAYER BIGELOW
Age 69. Director since 1999. Managing Director of Bigelow Media, LLC (investment in media and entertainment companies) since 2000. Currently also a director of Crane Co. and Lord Abbett & Co. Mutual Funds (42 funds). Formerly a director of Adelphia Communications Corp. and R. H. Donnelley Corporation. Mr. Bigelow’s qualifications to serve on the Board include his extensive executive experience, his financial acumen and experience as a chief financial officer, an in-depth understanding of the Company and its industry due to his long service on the Board, and significant public company board experience, particularly audit committee and compensation committee experience.

RICHARD S. FORTÉ
Age 66. Director since 1999. Retired. Chairman of Forté Cashmere Company LLC (importer and manufacturer) from 2002 to 2004. President of Dawson Forté Cashmere Company (importer) from 1997 to 2001. Currently also a director of Crane Co. Mr. Forté’s qualifications to serve on the Board include his executive experience, an in-depth understanding of the Company and its industry due to his long service on the Board, and over 25 years of other public company board experience, including audit committee experience.

JON P. VRABELY
Age 45. Director since 2007. President and Chief Executive Officer of the Company since January 2007. Vice President, Chief Operating Officer from 2005 to January 2007. Mr. Vrabely’s qualifications to serve on the Board include his extensive knowledge of the Company’s operations, strategy and financial position through his service as our President and Chief Executive Officer as well as through his prior positions in his over ten years of service with the Company.

Pursuant to a Registration Rights Agreement entered into by the Company and The Rugby Group Limited in 1999, so long as the Company common stock owned by Rugby and received in the 1999 sale of Rugby’s U.S. building products business to the Company constitutes at least 30%, 20% and 10% of the Company’s outstanding common stock, Rugby is entitled to designate for nomination by the Board of Directors three, two or one director(s), respectively. If shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock solely as a result of Rugby’s sale of shares to the Company in August 2001, Rugby will continue to have the right to nominate three directors so long as the common stock received in the December 1999 transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock. So long as the Company common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares in favor of the Board’s nominees for election to the Board of Directors.

Based on information as of February 28, 2011, Rugby beneficially owns 24.34% of the Company’s common stock. Rugby is an indirect subsidiary of CEMEX S.A.B. de C.V. Messrs. Glass and Wise are Rugby’s current designees on the Board of Directors. See “Certain Relationships and Related Transactions” in this Proxy Statement.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors is currently comprised of eight directors. During 2010, the Board of Directors held eight meetings and all directors attended at least 75% of the Board meetings and meetings of the committees on which they served. The Company’s directors are encouraged to attend the Annual Meeting of Stockholders. All of our directors attended the 2010 annual meeting, except for Mr. Evans, who was unable to attend.

Director Independence

The Company’s common stock is not listed on a national securities exchange or an inter-dealer quotation system which has requirements that a majority of its board of directors be independent. While not required, the Board of Directors determined the independence of the directors using the definition of independence set forth in the standards established by the New York Stock Exchange (NYSE) on which the Company’s common stock previously was listed.

The Board of Directors has affirmatively determined that seven of the Company’s eight directors — Messrs. Bigelow, Evans, Forté, Glass, Matheney, Tanner and Wise — are independent in accordance with the standards established by the New York Stock Exchange and that none of such directors has a material relationship with the Company. In reaching its determination, the Board considered the status of Messrs. Glass and Wise as designees of The Rugby Group Limited, the Company’s principal stockholder. The Board considered the NYSE’s view that ownership of even a significant amount of stock, by itself, does not bar an independence finding. The Board determined that because neither Mr. Glass nor Mr. Wise is an executive officer or director of CEMEX S.A.B. de C.V., which indirectly owns 100% of the outstanding capital stock of Rugby, and, therefore, neither has a beneficial interest in the Company shares owned by Rugby, each such director’s status as a designee of Rugby Group is not a relationship that precludes him from exercising independent judgment in carrying out his responsibilities. Mr. Vrabely does not meet the independence standards because he is an employee of the Company

The Board of Directors has also affirmatively determined that:

•	each member of the Audit Committee qualifies as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the SEC promulgated thereunder, as well as the NYSE’s independence rules relating to audit committees;

•	each member of the Management Organization and Compensation Committee meets the independence requirements of the NYSE’s corporate governance listing standards; and

•	each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Corporate Governance

The Company has adopted Corporate Governance Guidelines. The Company has also adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.huttig.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this proxy statement. The Company intends to post on its website any amendments to, or waivers from, its Code of Business Conduct and Ethics within two days of such amendment or waiver.

In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. During 2010, one Board meeting included an executive session from which management was excused. Mr. R. S. Evans, Chairman of the Board, presided at that executive session.

Board Leadership Structure

The Board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer at this time — Mr. R. S. Evans, a non-employee independent director, serves as Chairman, and Mr. Jon P. Vrabely serves as the President and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on setting the strategic direction of the Company and on our day-to-day business, and allows the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time. The Company has had this leadership structure since prior to its spin-off in 1999 as a separate, publicly-traded company. The Board retains the discretion to assess whether the positions should be combined or separated at any given time based upon its evaluation of, among other things, the composition of the Board and the circumstances facing the Company at the time.

Board Role in Risk Oversight

The Board believes that an important part of its responsibilities is to review the Company’s assessment of the major risks the Company faces and its policies for monitoring and controlling these risks. The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting. Management regularly reports to the Audit Committee on the Company’s risk assessment and management policies, the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure. The Management Organization and Compensation Committee oversees the risks relating to the Company’s compensation policies and practices as well as management development and leadership succession. In addition to periodic reports from the two committees about risks, the Board as a whole examines specific business risks as part of its regular strategic reviews. In addition, management periodically reviews with the Board matters of particular importance or concern, including any significant areas of risk requiring Board attention.

Board Committees

The Board of Directors has four standing committees: (1) Executive, (2) Audit, (3) Management Organization and Compensation, and (4) Nominating and Governance. The Executive Committee meets when a quorum of the full Board of Directors cannot be readily obtained. In 2010, the Executive Committee held no meetings and took action only by written consent.

Each of the other committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Company’s website at www.huttig.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this proxy statement.

The memberships of Board committees as of the date of this Proxy Statement are as follows:

Management
		Organization and	Nominating and
Executive		Compensation	Governance
Committee	Audit Committee	Committee	Committee

Jon P. Vrabely (Chairman)	J. Keith Matheney (Chairman)	E. Thayer Bigelow (Chairman)	R. S. Evans (Chairman)
R. S. Evans	E. Thayer Bigelow	Donald L. Glass	Richard S. Forté
Delbert H. Tanner	Richard S. Forté	Delbert H. Tanner	Donald L. Glass

Audit Committee

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibility with respect to the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and its internal auditors, the Company’s compliance with legal and regulatory requirements and the Company’s risk assessment and risk management policies. The Audit Committee has the sole authority to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee meets periodically with representatives from the Company’s internal auditors and independent auditors separate from management. The Audit Committee also is responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics policy, and for administering and enforcing the Company’s accounting and auditing compliance procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with the independent auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing, and results of the internal audit examinations. The Audit Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope and the independent auditors’ examination of the financial statements.

The Board of Directors has determined that J. Keith Matheney meets the requirements of an “audit committee financial expert” as defined in regulations of the SEC. During 2010, the Audit Committee held six meetings.

The report of the Audit Committee is included under “Report of the Audit Committee” in this Proxy Statement.

Management Organization and Compensation Committee

The Management Organization and Compensation Committee oversees the Company’s compensation plans and practices, including its executive compensation plans and director compensation plans, reviews and evaluates the performance of the Chief Executive Officer, reviews with the Chief Executive Officer his evaluation of the performance of other members of senior management, administers the Company’s restricted stock and other stock-based compensation plans and programs, reviews management development and succession planning policies and produces the annual report on executive compensation for inclusion in the Company’s annual proxy statement. During 2010, the Management Organization and Compensation Committee held two meetings.

The report of the Management Organization and Compensation Committee on executive compensation is included under “Report on Executive Compensation by the Management Organization and Compensation Committee of the Company” in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee’s duties include assisting the Board by identifying individuals qualified to become members of the Board, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders, advising the Board with respect to Board composition and procedures, advising the Board with respect to corporate governance principals and overseeing the evaluation of the Board. During 2010, the Nominating and Governance Committee held no meetings; instead, its duties are being handled by the Board as a whole.

Director Qualifications and Nominating Procedures

The Company’s Corporate Governance Guidelines provide that the Board should generally have from seven to eleven directors, a substantial majority of whom must qualify as independent directors as defined under the listing standards of the NYSE. The Corporate Governance Guidelines provide that a director who serves as the Company’s Chief Executive Officer should not serve on more than two public company boards in addition to the Board, other directors should not serve on more than four public company boards in addition to the Board and members of the Audit Committee should not serve on more than two other public company audit committees.

The Board seeks to identify and recruit the best available director candidates to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. Characteristics required for service on the Company’s Board include integrity, an understanding of the workings of large business organizations such as the Company, senior level executive experience, the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. The Board will consider potential director candidates proposed by other members of the Board, by management or by stockholders.

Although the Company does not have a formal written diversity policy for the Board, the Board determines the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time, with the objective of having a Board with adequately diverse backgrounds and experiences in light of the circumstances existing at that time. The Board evaluates each individual in the context of the individual’s potential contribution to the Board as a whole, with the objective of recommending a collective group that can best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment and allow the Board as a whole to benefit from the group’s varying backgrounds and experiences. The Board applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

To have a candidate considered by the Board, a stockholder must submit the recommendation in writing to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141 and must supply the following information:

•	The candidate’s name, age and business and residence address;

•	The candidate’s detailed resume;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed confirmation of the candidate’s willingness to serve on the Board; and

•	The stockholder’s name, number of Company shares owned and the length of time of ownership.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Board will consider such candidates in connection with annual elections of directors or the filling of any director vacancies. Any stockholder nominations for the 2012 annual meeting, together with the information described above, must be submitted in accordance with the procedures described under “Miscellaneous — Next Annual Meeting; Stockholder Proposals” in this Proxy Statement.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chairman of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company “c/o Corporate Secretary” at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141. To communicate with any of our directors electronically, stockholders should use the following e-mail address: corporatesecretary@huttig.com.

The office of the Corporate Secretary will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive or irrelevant material will be forwarded promptly to the addressee. To the extent that the communication involves a request for information, such as an inquiry about Huttig or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

Compensation of Directors

Shown below is information concerning the compensation for service as a director for each member of our Board of Directors for the year ended December 31, 2010.

	Fees
	Earned or
	Paid in	Stock
Name	Cash(1)	Awards(2)	Total

R. S. Evans	$90,000	$8,738	$98,738
E. Thayer Bigelow	$55,350	$8,738	$64,088
Richard S. Forté	$49,050	$8,738	$57,788
Donald L. Glass	$42,300	$8,738	$51,038
J. Keith Matheney	$56,700	$8,738	$65,438
Delbert H. Tanner	$44,100	$8,738	$52,838
Jon P. Vrabely(3)	—	—	—
Steven A. Wise(4)	$35,100	$8,738	$43,838

(1)	During 2010, the Chairman of the Board of Directors, Mr. R.S. Evans, received a cash retainer fee of $90,000. Mr. Evans receives no other cash compensation for his service on the Board and its Committees. In December 2010, the Board of Directors approved a proposal by Mr. Evans that, in conjuction with the Company’s cost reduction efforts, Mr. Evans’ annual cash retainer be reduced by $20,000, to $70,000, as of January 1, 2011.

During 2010, non-employee directors, other than Mr. Evans, received the following cash compensation: $22,500 annual Board retainer; $9,000 annual retainer for chairman of the Audit Committee; $1,350 annual retainer for other Audit Committee members; $2,700 annual retainer for chairman of the Management Organization and Compensation Committee; $1,800 annual retainer for Executive Committee members; and $1,800 for each Board meeting and Committee meeting attended.

(2)	Amounts represent the grant date fair value of stock awards computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The per-share grant date fair value is computed as the average of the high and low stock prices on the date of grant.

In accordance with the Company’s non-employee directors’ stock compensation program, each non-employee director is awarded, on the date of the Annual Meeting of Stockholders, a grant of restricted stock units (“RSUs”) for a number of shares equal to the lesser of (i) shares valued at $15,000, or (ii) 7,500 shares. The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board.

In accordance with the above-described program, each non-employee director was awarded 7,500 RSUs on April 19, 2010, the date of the 2010 Annual Meeting of Stockholders, on which date the per-share fair value was $1.165. The RSUs vest on April 18, 2011, the date of the 2011 Annual Meeting of Stockholders. The aggregate number of RSUs held by each non-employee director at December 31, 2010 is as follows: Mr. Evans — 13,161; each of Messrs. Bigelow, Forté, Glass, Matheney, Tanner and Wise — 16,599.

(3)	See the Summary Compensation Table in this Proxy Statement for compensation disclosure related to Mr. Vrabely, the Company’s President and Chief Executive Officer. Directors who are also employees of the Company receive no additional compensation for serving on the Board.

(4)	Mr. Wise has agreed to transfer to The Rugby Group Ltd. or one of its affiliated entities all compensation payable to him for his services as a director of the Company. See “Certain Relationships and Related Transactions — Rugby Board Representation” in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2010 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

Other than Mr. Matheney, who is a practicing certified public accountant, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The members of the Audit Committee are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

This report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:

The Audit Committee of the Board of Directors of Huttig Building Products, Inc.

J. Keith Matheney — Chairman
E. Thayer Bigelow
Richard S. Forté

EXECUTIVE OFFICERS

Huttig’s executive officers as of March 11, 2011 and their respective ages and positions are set forth below:

Name	Age	Position

Jon P. Vrabely	45	President and Chief Executive Officer
Philip W. Keipp	49	Vice President, Chief Financial Officer and Secretary
Gregory W. Gurley	56	Vice President, Product Management and Marketing
Brian D. Robinson	49	Vice President, Chief Information Officer

Set forth below are the positions held with the Company and the principal occupations and employment during the past five years of Huttig’s executive officers.

Jon P. Vrabely was named President and Chief Executive Officer in January 2007. He was also appointed to the Board of Directors in January 2007. He served as Vice President, Chief Operating Officer from 2005 to January 2007.

Philip W. Keipp joined the Company in July 2009 as its Vice President, Chief Financial Officer and Secretary. Prior to joining Huttig, Mr. Keipp was employed at HD Supply Waterworks, Ltd., a leading distributor of water and wastewater transmission products, and its predecessor companies from 1996 to February 2008, serving as the Chief Financial Officer and Chief Operating Officer from January 2007 to February 2008 and as the Chief Financial Officer from 2005 to January 2007.

Gregory W. Gurley was named Vice President, Product Management and Marketing in January 2007. Prior to joining Huttig, Mr. Gurley served as the Vice President of Residential New Business Development with Therma-Tru Corp., a manufacturer of entry and patio door systems, from May 2006 until December 2006 and as Vice President and General Manager of Wholesale Distribution Business with Therma-Tru from 2004 until May 2006.

Brian D. Robinson was named Vice President, Chief Information Officer in July 2006. Prior to joining Huttig, Mr. Robinson was the owner and operator of BDR Holdings, Inc., a residential and commercial painting business serving Atlanta, Georgia, from 2005 to July 2006. From 2001 to 2005, Mr. Robinson was Vice President, Chief Information Officer for RMC USA, Inc., a producer of ready-mix concrete and building materials.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 28, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the Company’s securities. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

			Restricted
			Shares/	Shares	Total
	Unrestricted	Shares in	Restricted	Underlying	Shares	Percent of
	Shares	401(k)/Stock	Stock	Exercisable	Beneficially	Shares
	Owned(1)	Purchase Plans	Units(2)	Options(3)	Owned	Outstanding

Non-Employee Directors:
R. S. Evans	746,818 (4)	—	13,161	—	759,979	3.2%
E. Thayer Bigelow	8,593	—	16,599	—	25,192	*
Richard S. Forté	8,902	—	16,599	—	25,501	*
Donald L. Glass	70,000	—	16,599	—	86,599	*
J. Keith Matheney	30,000 (5)	—	16,599	—	46,599	*
Delbert H. Tanner	139,800	—	16,599	—	156,399	*
Steven A. Wise	—		16,599	—	16,599	*
Named Executive Officers:
Jon P. Vrabely	426,667	8,937	383,333	10,000	828,937	3.5%
Philip W. Keipp	60,001	—	199,999	—	260,000	1.1%
Gregory W. Gurley	100,867	2,094	113,333	—	216,294	*
Directors and executive officers as a group (11 persons)	1,790,995	47,123	922,753	10,000	2,770,871	11.712%

*	Represents holdings of less than 1%.

(1)	Includes previously restricted shares, the restrictions on which have lapsed.

(2)	Includes restricted shares issued under the Company’s stock plans to executive officers that have not vested as of February 28, 2011 and restricted stock units issued under the Company’s stock plans to non-employee directors.

(3)	Includes shares underlying options granted under the Company’s stock plans which are exercisable within 60 days of February 28, 2011, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(4)	Does not include 107 shares owned by Mr. Evans’ spouse, the beneficial ownership of which is expressly disclaimed by Mr. Evans.

(5)	Shares are held in a Matheney family trust.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of common stock by each person known by the Company to beneficially own more than 5% of the common stock based on the number of shares of common stock outstanding as of February 28, 2011. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class

CEMEX S.A.B. de C.V. RMC House Coldharbour Lane Thorpe, Egham, Surrey TW20 8TD United Kingdom	5,755,940	(1)	24.34%
Paradigm Capital Management, Inc. Nine Elk Street Albany, New York 12207	2,222,707	(2)	9.40%

(1)	The Rugby Group Limited is the direct beneficial owner of these shares and is an indirect subsidiary of CEMEX S.A.B. de C.V., which may be deemed to beneficially such shares and may be deemed to share voting and dispositive power with respect to such shares.

(2)	This information is based solely on a Statement on Schedule 13G filed by Paradigm Capital Management, Inc. with the SEC on February 14, 2011. According to such Schedule 13G, Paradigm Capital Management, Inc. has sole voting and dispositive power with respect to all of the shares.

REPORT ON EXECUTIVE COMPENSATION BY THE MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE OF THE COMPANY

The Management Organization and Compensation Committee (the “Committee”) has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and its discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Company’s Proxy Statement on Schedule 14A for the Company’s 2011 Annual Meeting of Stockholders filed with the SEC.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Huttig Building Products, Inc.

E. Thayer Bigelow — Chairman
Donald L. Glass
Delbert H. Tanner

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Management Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company is responsible for overseeing the Company’s executive compensation programs.

Philosophy

The primary objective of our executive compensation program is to attract and retain qualified employees. Our compensation program is designed to reward individual performance, Company performance and increases in Company stockholder value.

Overview

Executive compensation is comprised of the following components:

•	base salary;

•	annual incentive compensation;

•	long-term equity incentive awards;

•	defined contribution plan;

•	deferred compensation plan; and

•	perquisites and other personal benefits.

Each of these components represents a portion of each executive officer’s total compensation package, although participation in the defined contribution plan and the deferred compensation plan is at the option of the executive officer. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain qualified personnel, while providing incentives to maximize long-term value for the Company and its stockholders. There is no pre-established policy or formula for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Impact of Market Conditions

The prolonged, severe decline in the housing market has had a significant impact on the Company’s business, which in turn has affected the compensation of the Company’s executive officers. As part of the Company’s cost control efforts in response to market conditions, none of the incumbent executive officers has received a base salary increase since 2007, and the base salary of each of was temporarily reduced by 10% from September 2009 to April 2010 as discussed more fully under “Base Salaries” below.

In addition, until recently, none of the executive officers had been awarded a bonus in a number of years. In February 2011, the Committee awarded bonuses for 2010 under the Company’s performance-based annual incentive compensation program based on the improvement in EVA (as defined below) in 2010 as compared to 2009. See “Annual Incentive Compensation” below.

Process

On an annual basis, the Committee reviews and evaluates the performance and leadership of the Chief Executive Officer (“CEO”) and recommends to the Board of Directors all compensation actions affecting the CEO. The Committee also annually reviews with the CEO his evaluation of the performance of the other executive officers and his recommendations regarding compensation actions for such officers.

To assist it in its review of executive compensation, the Committee periodically engages outside consultants to provide competitive compensation information. The Committee uses the peer group compensation data to inform its decisions; however, the Committee did not, for 2010, target elements of the executives’ compensation to be competitive with a peer group. The 2010 compensation decisions were made based on the factors described below under “Base Salaries”, “Annual Incentive Compensation” and “Equity Incentive Awards”.

Base Salaries

Each year, the Committee reviews the base salaries of each executive officer and the Board approves all salary actions affecting the CEO. In connection with the Company’s cost control efforts in response to the prolonged, severe decline in the housing market, no incumbent executive officer has received a base salary increase since 2007 and, in January 2010, the Committee and the Board approved management’s recommendation that the executive officers receive no increase in their base salaries for 2010. In addition, the Company instituted a temporary 10% reduction in the base salaries of certain employees, including each of the executive officers, which was in effect from September 2009 to April 2010. The temporary reductions were made to mitigate the impact of seasonal decreases in construction activity, which generally adversely affect the Company’s first and fourth quarters.

The current base salary for each of the incumbent executive officers named in the Summary Compensation Table (the “named executive officers”), as reinstated in April 2010 following the temporary 10% reduction as described above, is as follows:

Name and Principal Position	Base Salary

Jon P. Vrabely — President and Chief Executive Officer	$400,000
Philip W. Keipp — Vice President, Chief Financial Officer and Secretary	$250,000
Gregory W. Gurley — Vice President, Product Management and Marketing	$225,000

The Company believes that all of the base salaries of the Company’s executive officers are at levels that are appropriate for executives of a public corporation of the Company’s size and industry category.

Annual Incentive Compensation

The Company’s annual incentive compensation program is based on the principle of economic value added (“EVA”). EVA is a measurement of the amount by which the Company’s after-tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The Company believes that, as compared to other common performance measures such as return on equity or growth in earnings per share, EVA has a higher correlation with the Company’s overall financial performance and the creation of long-term stockholder value. Although the plan is formula driven, the Committee retains discretion to review and adjust the calculation and its impact on individuals for reasonableness.

All of the Company’s executive officers participate in the Company’s EVA Incentive Compensation Plan, which the Committee administers. Each year, the Committee approves the cost of capital used in the EVA formula. The amount of the EVA bonus pool available for awards is determined after the end of each year. For 2010, the EVA bonus pool was calculated as a percentage of the improvement in EVA from 2009 to 2010.

In February 2011, the Committee approved the EVA bonus pool calculation for the Company for 2010. In calculating the 2010 bonus pool, the Committee used a weighted average cost of capital of 6.09%. The Committee determined that the 2010 EVA bonus pool would be 8% of the $9,596,000 improvement in EVA from 2009 to 2010. This resulted in a total bonus pool for 2010 of $768,000 of which the Committee allocated $378,852 to the named executive officers as follows:

2010
Name and Principal Position	EVA Bonus Earned

Jon P. Vrabely — President and Chief Executive Officer	$200,430
Philip W. Keipp — Vice President, Chief Financial Officer and Secretary	$95,892
Gregory W. Gurley — Vice President, Product Management and Marketing	$82,530

The Committee determined that no portion of the 2010 EVA bonus awards would be “banked” or subject to forfeiture, assuming the executive’s continued employment. The awards are to be paid on such date or dates as determined by Mr. Vrabely, in his discretion, subject, with respect to payment of the awards to the executive officers, to approval by the Executive Committee of the Board. In making these grants, the Committee considered the executives’ performance through the prolonged, severe decline in the housing industry, that none of the named executive officers received a base salary increase in 2010, 2009 or 2008, that the base salary of each had been temporarily reduced by 10% for a period of over six months in late 2009 and early 2010, and that none had earned an EVA bonus for several years.

Equity Incentive Awards

The Company’s equity award program is a long-term incentive program which the Company considers to be a key retention tool. In making decisions regarding long-term equity incentive awards for executive officers, the Committee reviews the comparable equity award data from the compensation survey and also considers other factors, such as each individual’s performance and responsibilities. In 2010, each of the executive officers of the Company received grants of restricted stock under the Company’s 2005 Executive Incentive Compensation Plan (the “Executive Equity Plan”). The awards vest ratably over three years assuming the executive’s continued employment and vest immediately in the event of the executive’s death, permanent disability, retirement or upon a change in control of the Company.

In January 2010, the Committee awarded a total of 893,750 shares of restricted stock, including 340,000 shares awarded to the incumbent named executive officers of the Company. The number of shares of restricted stock granted to the incumbent named executive officers in 2010 and 2009 is as follows:

	Restricted Stock Grant
	2010	2009
Name and Principal Position	(# Shares)	(# Shares)

Jon P. Vrabely — President and Chief Executive Officer	200,000	150,000
Philip W. Keipp(1) — Vice President, Chief Financial Officer and Secretary	80,000	100,000
Gregory W. Gurley — Vice President, Product Management and Marketing	60,000	40,000

(1)	Mr. Keipp joined the Company in July 2009 as its Vice President, Chief Financial Officer and Secretary. He was awarded 100,000 shares of restricted stock on his hire date.

The Committee granted a greater number of restricted shares to each of the named executive officers in 2010 than in 2009, other than Mr. Keipp, whose 2009 grant is comprised of shares he was awarded on his hire date. In making these grants in January 2010, the Committee considered that none of the named executive officers had received a base salary increase in 2010, 2009 or 2008 and that none had earned an EVA bonus for several years. The Committee believes that increased awards of equity compensation provide an appropriate incentive to the executive officers that align their interests with those of the Company’s shareholders, while controlling the direct costs to the Company for cash compensation.

Defined Contribution Plan

The Company provides retirement benefits to the named executive officers under the terms of its tax-qualified 401(k) defined contribution plan. Prior to 2009, the Company made matching contributions to the plan; however, in connection with the Company’s cost control initiatives, the Company match was suspended at the beginning of 2009. The named executive officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any defined benefit or supplemental retirement plans.

Deferred Compensation Plan

Due to limits on the amounts that can be contributed to the 401(k) plan under the Internal Revenue Code, the named executive officers are permitted to defer up to 50% of their base salaries and bonuses under the Company’s deferred compensation plan and 401(k) plan combined. The Company also makes a matching contribution to the plan on behalf of participants equal to 50% of compensation deferred, up to 6% of a participant’s annual base salary, but only to the extent such amount exceeds the maximum matching contribution the participant could have received in the 401(k) plan at a 6% contribution rate. In 2010, the Company made no matching contributions to the plan. Participation in the deferred compensation plan is available to the Company’s executive officers and certain other key employees. See the “Non-Qualified Deferred Compensation” table and related narrative section below for a description of the Company’s deferred compensation plan and the benefits thereunder.

Defined Benefit Plan

The Company does not sponsor a defined benefit pension plan for salaried employees.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The named executive officers are provided term life insurance coverage and reimbursement for relocation expenses, if applicable. Certain named executive officers are provided use of a leased Company automobile or a car allowance. In certain instances, as determined on a case-by-case basis, the Company provides signing bonuses for new hires and reimbursement for spouse travel in connection with business functions.

Costs of the perquisites and personal benefits described above for the named executive officers that meet the threshold established by SEC regulations are included in the Summary Compensation Table below in the “All Other Compensation” column.

Change of Control Agreements

The Company has entered into change of control agreements with certain key employees, including the named executive officers. The change of control agreements are designed to promote stability and continuity of senior management. The change of control agreements provide benefits only upon an involuntary termination or constructive termination of the officer within three years following a change-in-control. In addition, the Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, and that all stock options become fully vested and exercisable either immediately upon a change in control or in the event that the employee is terminated following a change of control, depending on the plan. Further, the EVA Incentive Compensation Plan provides that the participants’ entire deferred balances, if any, become payable upon a change in control. Information regarding payments and benefits that would accrue to the named executive officers under such arrangements is provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements

During 2010, no named executive officer was party to a written employment agreement, except Mr. Vrabely, whose compensation is discussed below under “Compensation of Chief Executive Officer”.

Compensation of Chief Executive Officer

Term of Employment

Effective January 1, 2007, Jon P. Vrabely was appointed as the Company’s President and Chief Executive Officer. In connection with such appointment, the Company entered into a written employment agreement with Mr. Vrabely. The current term of the agreement expires on December 31, 2011; however, the agreement automatically extends for an additional year on that date and on each succeeding December 31 unless either Mr. Vrabely or the Company provides written notice of their intent to terminate at least 90 days prior to December 31.

Base Salary

Mr. Vrabely’s employment agreement provides for an initial base salary of $400,000 per year beginning January 1, 2007. In connection with the Company’s cost control efforts, the executive officers, including Mr. Vrabely, received no base salary increases since 2007. In addition, in September 2009, the Company instituted a temporary 10% reduction in the base salaries of the executive officers, including Mr. Vrabely, which temporary reduction was in effect from September 2009 to April 2010.

Annual Incentive Compensation

Mr. Vrabely’s employment agreement provides that he is to receive up to a 30% allocation of the EVA bonus pool under the Company’s EVA Incentive Compensation Plan. In February 2011, the Committee approved a total 2010 EVA bonus pool of $768,000, of which Mr. Vrabely was allocated $200,430, or approximately 26%. For a discussion of the 2010 annual incentive compensation payable to Mr. Vrabely and the other named executive officers, see pages 15 and 16 above.

Equity Incentive Compensation

Mr. Vrabely received an initial grant of 75,000 shares of restricted stock pursuant to his employment agreement and, in addition, the Board granted Mr. Vrabely 100,000 shares of restricted stock in January 2008, 150,000 shares of restricted stock in January 2009 and 200,000 shares of restricted stock in each of January 2010 and January 2011. All of the restricted shares vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant.

Severance/Change of Control

Mr. Vrabely’s employment agreement also provides that he is to receive a severance payment of twice his current salary and average bonus for the past three years if the Company terminates him without cause during term of the agreement or fails to renew his employment at the end of the term. The agreement also includes change of control provisions with the same terms as the change of control agreements with the other named executive officers. The change of control agreement terms are described below under “Potential Payments Upon Termination or Change in Control — Change of Control Arrangements”.

Perquisites and Other Benefits

Finally, Mr. Vrabely’s employment agreement states that he is to be provided use of a Company-provided automobile and is to receive other employee benefits provided by the Company and generally available to executive officers.

The Committee believes that Mr. Vrabely’s compensation, while higher than that of our other executive officers, is commensurate with such officers’ compensation, taking into consideration the level of Mr. Vrabely’s responsibilities with the Company. The Committee’s goals in setting Mr. Vrabely’s compensation are similar to its goals for compensation to our executive officers generally: provide compensation that is competitive with that of the peer companies with which we compete for talent; align his interests with those of our stockholders through annual incentive compensation; and promote his retention through long-term equity incentives.

Post Year-End Compensation Actions

In January 2011, the Board, upon recommendation of the Committee, granted the Chief Executive Officer, Jon P. Vrabely, 200,000 shares of restricted stock, and the Committee granted restricted stock to the other named executive officers as follows: Philip W. Keipp — Vice President, Chief Financial Officer and Secretary (80,000 shares); and Gregory W. Gurley — Vice President, Product Management and Marketing (60,000 shares).

In January 2011, the Board, with respect to Mr. Vrabely, and the Committee, with respect to the other executive officers, approved management’s recommendation that the Company’s executive officers receive no increase in base salaries in 2011 as part of the Company’s cost control efforts in response to the continued difficult conditions in the housing market.

Accounting and Tax Considerations

The Committee generally considers the accounting implications of stock awards and other compensation to the Company’s executive officers in evaluating and establishing the Company’s compensation policies and practices. In addition, Internal Revenue Code Section 162(m) limits the deductibility of annual compensation paid to certain executive officers to $1 million per employee unless the compensation meets certain specific requirements. The Company’s EVA Incentive Compensation Plan is designed to meet the performance-based compensation exception to the Section 162(m) deductibility limit. As a matter of policy, the Committee attempts to develop and administer compensation programs that maintain deductibility under Section 162(m) for all executive compensation, except in circumstances where the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Summary Compensation Table

Shown below is information concerning the compensation for services rendered in all capacities to the Company for the years ended December 31, 2010 and December 31, 2009 for Jon P. Vrabely, the Company’s President and Chief Executive Officer, and the two next most highly compensated individuals who served as executive officers of the Company at December 31, 2010 (collectively, the “named executive officers”).

			Nonequity
			Incentive Plan	Stock	All Other
Name and Principal Position	Year	Salary	Compensation(1)	Awards(2)	Compensation		Total

Jon P. Vrabely(3)	2010	$389,231	$200,430	$132,000	$630	(5)	$722,291
President and Chief Executive Officer	2009	$392,180	—	$48,000	$810		$440,990
Philip W. Keipp(4)	2010	$243,269	$95,892	$52,800	$552	(5)	$392,513
Vice President — Chief Financial Officer and Secretary	2009	$106,731	—	$88,000	$360		$195,091
Gregory W. Gurley	2010	$218,942	$82,530	$39,600	$15,303	(6)	$356,375
Vice President — Product Management and Marketing	2009	$220,673	—	$12,800	$17,570		$251,043

(1)	All of the named executive officers participate in the Company’s annual incentive program, the EVA Incentive Compensation Plan (the “EVA Plan”). In February 2011, the Committee approved a total bonus pool for 2010 under the EVA Plan of $768,000, of which the Committee allocated $378,852 to the named executive officers as set forth above. The Committee determined that no portion of the 2010 EVA bonus awards would be “banked” or subject to forfeiture, assuming the executive’s continued employment. The awards to the named executive officers are to be paid on such date or dates as determined by Mr. Vrabely, in his discretion, subject to approval by the Executive Committee of the Board.

None of the named executive officers earned an EVA bonus for 2009 and none has any balance remaining in his deferred bonus bank as of December 31, 2010. No named executive officer received a bonus payment in 2010 or 2009 for prior years. See further discussion of the EVA Plan in the section captioned “Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Represents the grant date fair value of restricted stock awards computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The per-share grant date fair value is computed as the average of the high and low stock prices on the date of grant. The 2010 awards were granted on January 26, 2010, on which date the per-share fair value was $0.66.

Restricted stock is granted under the Company’s 2005 Executive Incentive Compensation Plan. Shares vest over three years, assuming continued employment, with one-third of the shares vesting on each of the first three anniversaries of the grant date. Shares are entitled to the payment of dividends; however, the Company has not paid dividends in the past and does not anticipate paying dividends in the foreseeable future.

(3)	See discussion of Mr. Vrabely’s employment agreement in the section captioned “Compensation of Chief Executive Officer” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Mr. Keipp was appointed as the Company’s Vice President, Chief Financial Officer and Secretary in July 2009.

(5)	No item included in “All Other Compensation” for Messrs. Vrabely or Keipp meets the footnote quantification threshold established by SEC regulations. The aggregate incremental cost to the Company of perquisites and personal benefits provided to Messrs. Vrabely and Keipp do not meet the inclusion threshold established by SEC regulations and are excluded from this amount.

(6)	No item included in “All Other Compensation” for Mr. Gurley meets the footnote quantification threshold established by SEC regulations. Includes a car allowance.

Outstanding Equity Awards at December 31, 2010

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held at December 31, 2010 by each of the executive officers listed in the Summary Compensation Table.

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options -	Options -	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested(1)

Jon P. Vrabely	10,000		$7.23	4/27/14	333,333 (2)	$316,666
Philip W. Keipp					146,666 (3)	$139,333
Gregory W. Gurley					96,666 (4)	$91,833

(1)	Computed based on the closing price of the Company’s common stock on December 31, 2010 of $0.95.

(2)	Mr. Vrabely’s unvested restricted shares vest as follows: 33,333 shares vest on January 29, 2011; 50,000 shares vest on each of January 27, 2011 and 2012; 66,667 shares vest on each of January 26, 2011 and 2012; and 66,666 shares vest on January 26, 2013.

(3)	Mr. Keipp’s unvested restricted shares vest as follows: 33,333 shares vest on each of July 22, 2011 and 2012; 26,667 shares vest on each of January 26, 2011 and 2012; and 26,666 shares vest on January 26, 2013.

(4)	Mr. Gurley’s unvested restricted shares vest as follows: 10,000 shares vest on January 29, 2011; 13,333 shares vest on each of January 27, 2011 and 2012; and 20,000 shares vest on each of January 26, 2011, 2012 and 2013.

Option Exercises and Stock Vested — 2010

The following table sets forth certain information with respect to shares of restricted stock which vested during the year ended December 31, 2010 for each of the executive officers listed in the Summary Compensation Table.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting	Vesting(1)

Jon P. Vrabely	108,333	$78,500	(2)
Philip W. Keipp	33,334	$35,001	(3)
Gregory W. Gurley	30,001	$24,894	(4)

(1)	Computed by multiplying the number of shares acquired on vesting by the market value of the shares on the vesting date.

(2)	Mr. Vrabely’s shares vested as follows: 25,000 shares vested on January 1, 2010, on which date the market value of the underlying shares was $0.92, 50,000 shares vested on January 27, 2010, on which date the market value of the underlying shares was $0.66, and 33,333 shares vested on January 29, 2010, on which date the market value of the underlying shares was $0.675.

(3)	Mr. Keipp’s shares vested on July 22, 2010, on which date the market value of the underlying shares was $1.05.

(4)	Mr. Gurley’s shares vested as follows: 13,334 shares vested on January 27, 2010, on which date the market value of the underlying shares was $0.66, 10,000 shares vested on January 29, 2010, on which date the market value of the underlying shares was $0.675, and 6,667 shares vested on April 23, 2010, on which date the market value of the underlying shares was $1.415.

Non-Qualified Deferred Compensation — 2010

The following table sets forth certain information with respect to participation in the Company’s non-qualified Deferred Compensation Plan during the year ended December 31, 2010 for each of the executive officers listed in the Summary Compensation Table.

Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Last Fiscal
Name	Year	Year	Year(1)	Distributions	Year End

Jon P. Vrabely	—	—	$793	—	$5,114
Philip W. Keipp	—	—	—	—	—
Gregory W. Gurley	$12,877	—	$1,958	—	$42,035

(1)	Amounts are not reported as compensation for the respective officer in the Summary Compensation Table.

The Deferred Compensation Plan (“DCP”) permits eligible employees who elect to participate to defer receipt and taxation of a portion of their annual salary, bonuses and commission. Eligibility to participate in the DCP is limited to management and “highly compensated employees” as defined in the Employee Retirement Income Security Act of 1974, as amended. The amount of annual salary, bonus and commission that may be deferred under the DCP and the 401(k) plan combined is 50%. The Company also makes a matching contribution to the DCP on behalf of participants equal to 50% of compensation deferred, up to 6% of a participant’s annual base salary, but only to the extent such amount exceeds the maximum matching contribution the participant could have received in the 401(k) plan at a 6% contribution rate. In 2010, the Company made no matching contributions to the DCP.

The Company chooses the available investment options for the participant’s deferrals, with varying degrees of risk, and the participant selects specific funds from among the available options. The participant bears the investment risk. The participant’s deferrals and earnings vest immediately. The participant’s vested interest in the Company matching contributions and earnings is based on the participant’s years of service, with the Company matching contributions and earnings being fully vested after 5 years of service.

A participant may elect to receive payment of the vested amount credited to his or her deferral account in a single lump sum or in 5, 10 or 15 annual installments. No payments may commence in less than 5 years following the date of the deferral election, except in the case of retirement.

Potential Payments Upon Termination or Change in Control

Change of Control Arrangements

The Company has entered into separate change of control agreements with each of its named executive officers, except for Mr. Vrabely. The Company’s change of control agreement with Mr. Vrabely is contained in his employment agreement, the current term of which expires on December 31, 2011 and which is automatically extended for additional one-year periods unless either the Company or Mr. Vrabely gives the other party notice at least 90 days prior to expiration that the period will not be extended. The change of control agreements with the other named executive officers are for an initial three-year period and are automatically extended for an additional year on each anniversary date of the agreement unless the Company gives notice that the period will not be extended.

Each agreement provides that if, within three years following a change of control of the Company, as defined below, the employee is terminated without cause or voluntarily terminates for good reason, as defined below, the employee will be entitled to the following, in addition to salary due at the date of termination: (i) a pro rata portion of the employee’s highest annual bonus (the highest annual bonus is the greater of the annual bonus for the prior year or the average annual bonus for the prior three years), (ii) a lump sum payment equal to two times the employee’s annual salary and average bonus for the prior three years, (iii) the payment of deferred compensation, and (iv) continuation of benefits under the Company’s welfare benefit plans for two years after termination. The foregoing amounts (other than the continuation of benefits) are to be paid in cash in a lump sum within 30 days following the employee’s termination, except that, to the extent necessary to comply with Section 409A of the Internal Revenue Code, payments will be withheld until the first day of the seventh month following termination.

The change in control agreements define a change in control to mean, generally:

•	the acquisition of at least 50% of the Company’s outstanding shares, other than an acquisition by the Rugby Group Ltd., or any direct transferee of the Rugby Group Ltd.;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

The change in control agreements define “cause” to mean, generally:

•	personal dishonesty or breach of fiduciary duty involving personal profit at the expense of the Company;

•	repeated, deliberate violations of the employee’s duties;

•	commission of a criminal act related to the performance of the employee’s duties;

•	furnishing of proprietary confidential information about the Company to a competitor;

•	habitual intoxication by alcohol or drugs during work hours; or

•	conviction of a felony.

The change in control agreements define “good reason” to mean, generally:

•	diminution in the employee’s position, authority, duties or responsibilities;

•	failure of the Company to provide the employee with compensation and benefits as described in the agreement;

•	requiring the employee to be based at any office or location more than 35 miles from the location at which the employee was based prior to the change in control; or

•	any purported termination by the Company of the employee’s employment except as expressly permitted by the agreement.

If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The change of control agreements prohibit the officer from doing the following during employment with the Company and for one year following termination: (i) engaging in any business that is competitive with the Company, (ii) soliciting for employment any current employee of the Company or any individual who had been employed by the Company in the one year prior thereto, and (iii) soliciting the business of the Company or doing business with any actual or prospective customer or supplier of the Company. The change of control agreements also prohibit the officer from disclosing any confidential information of the Company at any time.

The Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, as defined below. In addition, the EVA Incentive Compensation Plan provides that the participants’ entire deferred balances become payable upon a change in control.

The Company’s equity incentive plans define a change in control to mean, generally:

•	the acquisition of at least 20% of the Company’s outstanding shares;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets;

•	the start of a tender offer for all or part of the Company’s outstanding shares; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, each director, officer and beneficial owner of 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 for fiscal 2010 except as follows: Mr. Richard A. Baltz, the Company’s former Vice President — Internal Audit, and Messrs. Vrabely, Keipp, Gurley and Robinson each reported one transaction late on a Form 4 to report the award of restricted shares of Company stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies with Respect to Related Party Transactions

The Company’s Audit Committee charter requires that the Audit Committee, which is comprised entirely of independent directors, review all related party transactions and potential conflict of interest situations involving members of the Board of Directors or senior management. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and the related party has a direct or indirect interest.

Certain Relationships and Related Transactions

Rugby Board Representation

In connection with the Company’s purchase of the U.S. residential building products business of The Rugby Group Ltd. (“Rugby”) in December 1999, the Company entered into a Registration Rights Agreement with Rugby. Pursuant to the Registration Rights Agreement, so long as the shares of common stock owned by Rugby and received in the December 1999 transaction constitute at least 30%, 20%, or 10%, respectively, of the Company’s outstanding common stock, Rugby has the right to designate for nomination by the Board of Directors of the Company three, two and one director(s), respectively. So long as the common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors.

As part of the Company’s former $15 million stock repurchase program, on August 20, 2001, the Company purchased 790,484 shares of its common stock from Rugby for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing sales price of the Company’s common stock on the New York Stock Exchange on the date of purchase. Pursuant to the repurchase agreement, Rugby and the Company agreed that, if solely as a result of Rugby’s sale of these shares to the Company shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock, the Registration Rights Agreement would be deemed to be amended so that Rugby would maintain its right to designate for nomination three directors to be elected to the Board. As a result, Rugby will continue to have the right to nominate three directors so long as the common stock received in the exchange transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock pursuant to its stock repurchase program.

Messrs. Glass and Wise are Rugby’s current designees on the Board. Mr. Wise has agreed to transfer to Rugby or one of its affiliated entities all compensation paid to him for his services as a director.

Joint Defense Agreement with Rugby

Under the terms of a joint defense agreement entered into by the Company and Rugby on January 19, 2005, the parties agreed to jointly defend certain future claims relating to the business acquired by Rugby Building Products, Inc. in 1994. Any covered claim against the Company not related to that business is not covered by the joint defense agreement. The Company acquired Rugby Building Products, Inc. in 1999. The joint defense agreement was entered into in settlement of a lawsuit which had been instituted by the Company against Rugby alleging that Rugby violated its contractual obligations to indemnify and defend the Company against certain claims arising out of the afore-mentioned business.

The parties have established a joint defense fund to which the Company and Rugby will contribute specified amounts in equal shares from time to time and from which they will pay amounts incurred in connection with covered claims. The joint defense agreement has a term of ten years and may be terminated by the Company or Rugby if either of their respective contributions to the joint defense fund exceeds a specified cap. The Company believes that it is unlikely that a termination right will occur during the term of the joint defense agreement, but there can be no assurances that will be the case. In the event of a termination of the joint defense agreement, the settlement agreement will be deemed to have been rescinded, and the Company, or, in certain circumstances, Rugby, may reinstitute the litigation between the parties. While the Company believes that its factual allegations and legal claims are meritorious, there can be no assurance at this time that, if this litigation is renewed, the Company will recover any of its costs related to future covered claims from Rugby or from insurance carriers or that such costs will not have a material adverse effect on the Company’s business or financial condition.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Organization and Compensation Committee (the “Compensation Committee”) is comprised of Messrs. E. Thayer Bigelow, Donald L. Glass, and Delbert H. Tanner. Mr. Glass is one of three designees of The Rugby Group Ltd. (“Rugby”) on the Company’s Board of Directors. For a description of certain transactions and arrangements between the Company and Rugby, see “Certain Relationships and Related Transactions” above.

No member of the Compensation Committee is or has ever been an officer or employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

The following table sets forth the aggregate fees billed for the years ended December 31, 2010 and 2009 by KPMG LLP, the Company’s principal accounting firm during those years.

	2010	2009

Audit Fees(1)	$347,750	$449,000
Audit-Related Fees(2)	18,500	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$366,250	$449,000

(1)	Audit fees consist of fees for the following services: (a) the audit of the Company’s annual financial statements, (b) the audit of its internal controls over financial reporting (2009 only), and (c) reviews of the Company’s quarterly financial statements.

(2)	Audit-related fees consist of fees for services related to an SEC filing and consultation related to written comments from the SEC staff.

The Audit Committee has adopted a policy under which the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee pre-approves all services to be provided by the independent auditors. The Audit Committee pre-

approves the annual audit engagement terms and fees at the beginning of the year and pre-approves, if necessary, any changes in terms or fees resulting from changes in audit scope, Company structure or other matters. For services other than the annual audit engagement, if pre-approval by the full Audit Committee at a regularly scheduled meeting is not practical due to time limitations or otherwise, the Chairman of the Audit Committee may pre-approve such services and shall report any such pre-approval decision to the Audit Committee at the next regularly scheduled meeting.

ITEM 2 — RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2010. A representative of KPMG LLP will be present, in person or via telephone, at the Company’s 2011 Annual Stockholders Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2011. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

MISCELLANEOUS

Solicitation of Proxies.

This solicitation of proxies for use at the Annual Meeting is being made by the Company, and the Company will bear all of the costs of the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference

The Report on Executive Compensation by the Management Organization and Compensation Committee of the Company, appearing in this Proxy Statement, will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such Acts.

Next Annual Meeting; Stockholder Proposals

The Company’s By-Laws provide that the Annual Meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2012 Annual Meeting must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting on or before November 11, 2011. In addition, the Company’s By-Laws provide that if stockholders intend to nominate directors or present proposals at the 2012 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 18, 2012 and no later than February 18, 2012. If the Company does not receive notice by that date, then such proposals may not be presented at the 2012 Annual Meeting.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 18, 2011.
Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/HBP

•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - R. S. Evans	☐	☐	02 - J. Keith Matheney	☐	☐	03 - Steven A. Wise	☐	☐

+

		For	Against	Abstain
2.	Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2011.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huttig Building Products, Inc.

Annual Meeting of Stockholders to Be Held on April 18, 2011
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned does hereby appoint and constitute Jon P. Vrabely and Philip W. Keipp, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 18, 2011 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut on Monday, April 18, 2011 at 2:30 p.m., local time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee for election as a director and FOR proposal 2.
(Continued, and to be signed, on the reverse side.)